Exhibit 10.39

FIFTH AMENDMENT

TO THE

ALBEMARLE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

In accordance with Section 11.1 of the Albemarle Corporation Executive Deferred Compensation Plan, as Amended and Restated Effective January 1, 2005 (the “Plan”), the Plan document is hereby amended to clarify and amend the respective Plan provisions as follows:

1.	Section 2.16 of the Plan is replaced with the following:

““Retirement” or “Retirement Eligible” means a Participant’s Termination of Employment with an Employer or death, on or after the Participant’s attainment of age fifty-five (55) and completion of ten (10) years of service with the Company or any Employer.”

2.	Section 2.19 of the Plan is replaced in its entirety with the following:

“2.19	Scheduled Withdrawal

“Scheduled Withdrawal” means a distribution to be made on a Scheduled Withdrawal Date, which may be either prior to or after a Participant’s Termination of Employment, pursuant to Section 6.6.”

3.	Section 2.20 of the Plan is replaced in its entirety with the following:

“2.20	Scheduled Withdrawal Account

“Scheduled Withdrawal Account” means an Account which may be established pursuant to Section 4.4 to provide for the distribution of benefits on a Scheduled Withdrawal Date.”

4.	A new Section 2.20A is added to the Plan to read as follows:

“2.20A	Scheduled Withdrawal Date

“Scheduled Withdrawal Date” means the date designated by a Participant for payment of a Scheduled Withdrawal Account, pursuant to Section 6.6 hereof.”

5.	A new Section 2.22A is added to the Plan to read as follows:

“2.22A	Termination of Employment

“Termination of Employment” means a Participant’s termination of employment with the Company and all Employers which termination constitutes a severance from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended.”

6.	In Section 3.1 of the Plan, the following subsection (c) is added:

“(c) Special Rules. (i) For employees who are designated to participate in the Plan in their year of hire, such employees will be eligible for Employer allocations as of the Plan Year including their date of hire without regard to whether such employees have made a deferral for the year.

(ii) Employees not otherwise eligible to participate in the Plan shall be eligible if they otherwise qualify as “highly compensated or management employees” and the Company designates them to receive a discretionary allocation under the Plan.”

7.	Section 3.3 of the Plan is replaced with the following:

“3.3	Commencement and Duration of Deferral Election

(a) Commencement. A Deferral Election shall commence as of the first day of the Plan Year next following the date a Participation Agreement for such Deferral Election is filed with the Administrative Committee; provided, however, that a newly hired eligible Participant may make such election at any time within the first 30 days of employment, at the discretion of the Administrative Committee, with such election to apply to base salary and Bonuses earned in payroll periods after that election. Notwithstanding the foregoing, the deferral of base salary shall not take effect until the Participant has contributed the maximum Pre-Tax Contribution to the Albemarle Corporation Savings Plan (the “Savings Plan”) for such year. The Participation Agreement shall specify the portion of the Elected Deferred Compensation to be credited to each Retirement/Termination Account and to each Scheduled Withdrawal Account.

(b) Duration of Election. A Participant’s current Deferral Election shall terminate at the end of the Plan Year to which it applies and a Participant wishing to make a Deferral Election for a succeeding Plan Year must make a new Deferral Election by filing a new Participation Agreement with the Administrative Committee prior to the start of the applicable Plan Year. A Deferral Election shall terminate upon the earlier to occur of the following:

(i) The end of the Plan Year for which the Deferral Election is made; or

(ii) When a Participant terminates employment for any reason or receives a Hardship Withdrawal.”

8.	The first sentence of Section 3.4 of the Plan is deleted.

9.	Section 3.5(a) of the Plan is replaced with the following:

“A Participant’s Retirement/Termination Account A shall be credited each Plan Year with an amount allocated in phantom shares equal to the excess of (i) the Matching Contribution (as defined in the Savings Plan) which would have been available under the terms of the Savings Plan but for the application of (A) the limitations imposed by Code Sections 401(a)(17) or 415, and/or (B) base salary and Bonus deferrals into this Plan, over (ii) the Matching Contribution made under the Savings Plan for such Plan Year.”

10.	Section 3.5(b) of the Plan is replaced with the following:

“(b) Effective December 31, 2004, a Grandfathered Benefit was established for each individual who was a Participant at that time whereby such Participant’s Account was initially credited with the number of phantom shares of Albemarle Corporation Common Stock previously credited to the bookkeeping account maintained under Section 3.01(b)(ii) under the Albemarle SERP as in force on December 31, 2004, liability for which benefit was assumed by this Plan as of such date. The Benefit shall be payable upon the later of the Participant’s receipt of a lump sum payment under the Savings Plan and the month following the Participant’s last month of employment. This paragraph (a) was intended to satisfy the special grandfather provision under Code section 409A for benefits accrued and vested as of December 31, 2004, as described in IRS Notice 2005-1, Q&A 16. Notwithstanding the foregoing, effective January 1, 2011, the provisions for payment of unpaid Grandfathered Benefits are revised to provide instead for payment at the times and in the forms specified in Appendix B hereto. Pursuant to the foregoing change, Grandfathered Benefits remaining unpaid as of January 1, 2011, shall no longer qualify for grandfathered status as described in Section 409A and such Benefits shall be subject to the Section 409A rules and restrictions on and after that date.”

11.	Section 3.7 of the Plan is replaced with the following:

“3.7	Discretionary Contributions

(a) Effective January 1, 2012, the Savings Plan has been amended to provide for a special one-time Discretionary Contribution (as described in that Plan) to be made in December, 2012, on behalf of the eligible Members under that Plan. To the extent any portion of the Discretionary Contribution cannot be made to the Savings Plan due to IRS limits and restrictions on contributions to that Plan, such excess shall be credited to the Member’s Retirement/Termination Account A under this Plan and subject to the additional provisions of Section 3.10.”

12.	Section 3.10 shall be added to the Plan as follows:

“3.10	Credits of Certain Benefits

Amounts credited under Sections 3.5, 3.6, and 3.7 hereof, shall be subject to the additional provisions of this Section 3.10.

(a) Such amounts shall be credited to Participants’ Accounts as soon as practicable after the end of the applicable Plan Year and earnings and losses thereon pursuant to Article V, shall accrue only after such amounts have been credited to Participants’ Accounts.

(b) A Participant who has a Termination of Employment during a Plan Year for any reason other than a Termination by the Employer for Cause, shall be entitled to Employer credits for the portion of the Plan Year prior to his Termination. “Cause” for purposes of this Section 3.10(b) shall have the same meanings as defined in the Albemarle Corporation 2008 Incentive Plan.”

13.	The following is added to the last sentence of Section 4.4 of the Plan:

“and the Scheduled Withdrawal Date with respect to any deferrals made to a Scheduled Withdrawal Account may not be earlier than two years after the end of the Plan Year in which the deferral occurs.”

14.	In Section 5.1 of the Plan, the last sentence is deleted and replaced with the following:

“To the extent a Participant fails to make an election pursuant to this Section 5.1, the Participant shall be deemed to have elected that all Accounts be invested in the Merrill Lynch Retirement Reserves Money Fund investment option.”

15.	Section 6.1(a) of the Plan is replaced with the following:

“(a) Time. If a Participant terminates employment due to Retirement, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts within 30 days after such Retirement, provided, however, effective for new Accounts established on and after January 1, 2012, Accounts shall be paid on or about the January 15th or July 15th next following the Participant’s Retirement instead, subject, however, to the special rules for installment payments under Section (b)(ii) hereof.”

16.	The following is inserted after “next following the Participant’s Retirement date” in Section 6.1(b)(ii) of the Plan:

“, provided, however, that for new Accounts established on and after January 1, 2012 installment payments shall commence on or about the January 15th next following the Participant’s Retirement date instead.”

17.	Section 6.1(c) of the Plan is replaced with the following:

“Timing for Specified Employees. With respect to a Participant who is a “specified employee” subject to the restrictions on payments to specified employees under Section 409A, benefits from his Retirement/Termination Account(s) shall be paid or commence on the first pay date of the month following the month in which occurs the six month anniversary date of Termination of Employment due to Retirement (referred to hereunder as the “Six Month Delay Period”).”

18.	Section 6.2 of the Plan is replaced with the following:

“(a) Time. If a Participant terminates employment for any reason other than Retirement or death, and prior to his Disability, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts within 30 days following the Termination, provided, however, effective for new Accounts established on and after January 1, 2012, Accounts shall be paid on or about the January 15th or July 15th next following the Participant’s Termination instead.

(b) Form. Upon a Participant’s Termination of Employment, a Participant’s Retirement/Termination Accounts due under Section 6.2(a) shall be paid in a single lump sum (notwithstanding a Participant’s election of installment payments, if any).

(c) Timing for Specified Employees. With respect to a Participant who is a “specified employee” subject to the restrictions on payments to specified employees under Section 409A, benefits from his Retirement/Termination Account(s) shall be paid on the first pay date of the month following the month in which occurs the six month anniversary date of the Termination of Employment.”

19.	The following is added at the end of Section 6.3(a) of the Plan:

“, provided, however, that installments shall be made, as elected by the Participant, only if the Participant was Retirement-Eligible at the time of death, and with respect to Accounts established on and after January 1, 2012, payments to the Participant’s Beneficiary shall be made in the form of a single lump sum on or about the January 15th or July 15th next following the date of death.”

20.	The following is added at the end of Section 6.3(b) of the Plan:

“Notwithstanding the preceding sentence, with respect to Accounts established on and after January 1, 2012, upon a Participant’s death following commencement of payment of his Accounts, payment of the remaining balance of the Account shall be made to the Participant’s Beneficiary in the form of a single lump sum on or about the January 15th or July 15th next following the date of death.”

21.	Section 6.4 of the Plan is replaced with the following:

“Disability Benefit

(a) Time. If a Participant becomes Disabled, the Employer shall pay to the Participant a benefit equal to the balance in the Participant’s Retirement/Termination Accounts.

(b) Form. For amounts credited to an Account as of December 31, 2011, a Participant may elect at the time of deferral the form in which benefits will be paid pursuant to Section 6.1(b) of the Plan in the event of a Disability. If no election has been made regarding the form of payment upon Disability, and effective for all amounts credited on and after January 1, 2012, no special provisions apply to the form of payments made upon a Participant’s Disability, and the form of payment of such Accounts shall be determined under the other provisions of this Article VI except that with respect to any amounts held in Retirement/Termination Account B, such amounts shall be paid in the elected form of installments without regard to whether the Participant qualifies as Retirement-Eligible.”

22.	Section 6.5 of the Plan is replaced with the following:

“6.5	Special Rules for Small Accounts

Notwithstanding any of the foregoing, if, on the date payments are to commence under Sections 6.1, 6.2, 6.3 or 6.4 of the Plan, the Participant’s Account balance is less than fifty thousand dollars ($50,000), such Account shall be paid in a single lump-sum payment to the Participant or Beneficiary, as applicable within thirty (30) days. For all Accounts established on and after January 1, 2012, a payment date must be either a January 15th or July 15th.”

23.	Section 6.6 of the Plan is replaced with the following:

“6.6	Scheduled Withdrawal Accounts

(a) Time. Subject to paragraphs (c) and (d) hereof, the balance of a Scheduled Withdrawal Account shall be paid on the date or dates elected by the Participant at the time the applicable Account was established, provided, however, that effective for Accounts established on and after January 1, 2012, a payment date must be either a January 15th or July 15th and to the extent a Participant designates a Scheduled Withdrawal Date other than a January 15th or July 15th, payment shall be made on or about the January 15th or July 15th next following the date designated by the Participant. In no event shall the payment commencement date be prior to two years after the end of the Plan Year in which the applicable Deferral Election is made. A Deferral Election shall not be made with respect to a Scheduled Withdrawal Account for the Plan Year in which a payment will be made from such Account to the Participant.

(b) Form. Subject to paragraphs (c) and (d) hereof, Participants may elect, prior to establishment of the Account, to receive distributions from a Scheduled Withdrawal Account in the form of a single lump sum or in annual installments over a period not to exceed four (4) years, provided, however, that where a Participant has elected that his Scheduled Withdrawal Account be paid in the form of installments, but at the time payment is to commence, the Participant has terminated employment and is not Retirement-Eligible, payment of the Scheduled Withdrawal Account shall be made in a lump sum instead. Distribution in the form of annual installments shall be paid on or about the January 15th or July 15th designated by the Participant and valued in the method described in Section 6.1(b)(ii) (for Retirement/Termination Accounts paid in installments).

(c) Small Accounts. Notwithstanding the provisions of paragraphs (a) and (b) above, effective for Accounts established on and after January 1, 2012, if at the time of the earlier of a Participant’s Scheduled Withdrawal Date or death (which earlier event is referred to herein as the “Payment Date”), the value of the Participant’s Account is less than fifty thousand dollars ($50,000), payment of the Account shall be made in a lump sum within 30 days following the Payment Date, and with respect to Accounts established on and after July 1, 2012, such lump sum payment shall be made on or about the January 15th or July 15th on or after the Payment Date.

(d) Death. Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 6.6, effective for Accounts established on and after January 1, 2012, upon a Participant’s death prior to his Scheduled Withdrawal Date, payment of the Participant’s Account(s) shall be made in a lump sum on the January 15th or July 15th corresponding to or next following the date of the Participant’s death.

(e) Disability. Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 6.6, upon a Participant’s Disability prior to his Scheduled Withdrawal Date, payment of the Participant’s Account shall be made or commence upon the Scheduled Withdrawal Date, in the form elected by the Participant.

(f) Termination of Employment Prior to Scheduled Withdrawal. If a Participant with a balance in a Scheduled Withdrawal Account(s) terminates his employment with an Employer prior to the applicable Scheduled Withdrawal Date, such Scheduled Withdrawal Account(s) shall be paid to the Participant pursuant to subparagraphs (a) and (b) above.”

24.	Section 6.8 of the Plan is replaced with the following:

“6.8	Valuation and Settlement

With respect to a lump-sum payment, the Settlement Date for an Account shall be no more than thirty (30) days after the Valuation Date next following such event for which the Participant or Beneficiary becomes entitled to payments, provided, however, that with respect to Accounts established on and after January 1, 2012, the Settlement Date shall be on or about the January 15th or July 15th on or after the applicable event. With respect to benefits that will be paid in installments pursuant to Section 6.1(b)(ii), the initial Settlement Date shall be (i) for other than Scheduled Withdrawal Accounts, the January 1st (January 15th for Accounts established on and after January 1, 2012) next following the Participant’s Retirement date, death (other than for Accounts established on and after January 1, 2012 which Accounts are paid in a lump sum upon death) or Disability, as applicable and each January 1st (or January 15th) thereafter, and (ii) for Scheduled Withdrawal Accounts, the Scheduled Withdrawal Date (January 15th or July 15th designated or deemed designated for Accounts established on and after January 1, 2012), and the anniversary of the Scheduled Withdrawal Date (or January 15th or July 15th) thereafter, in both cases, until all installment payments are made.

To the extent not otherwise provided for in this Plan or in a Participant’s Election Form(s), benefits hereunder shall be paid in a lump sum.

The Settlement Date for a Hardship Distribution shall be no more than sixty (60) days after the last day of the month in which the Administrative Committee delivers a finding that the Participant or Beneficiary has suffered a Financial Hardship.”

25.	A new Section 6.12 is added to the Plan to read as follows:

“6.12	De Minimis Accounts

Notwithstanding any other provision of the Plan, effective January 1, 2012, the special “de minimis” Account payment rules under Section 409A shall apply. As such, an Account qualifying as de minimis under Section 409A, shall be paid upon the January 15th or July 15th after the latest of the following events: (i) a Participant’s termination of employment (including Retirement, death or Disability), (ii) written exercise of discretion by the Committee to pay under this Section 6.12, and (iii) the determination that all de minimis payment requirements have been satisfied.”

26.	Section 11.2(b)(2) is modified to add the following at the end thereof:

“provided such Change in Control constitutes a permissible payment event under Section 409A”

27.	Effective January 1, 2011, the following is added to the Plan as Appendix B:

“APPENDIX B

Terms of Payment of Formerly Grandfathered Benefits

on and after January 1, 2012, pursuant to Plan Section 3.5(b) of the Plan

Participant	New Time and Form of Payment

Dirk Betlem	Five Annual Installments beginning January, 2012

David Iddins	Lump Sum October 4, 2011

Paul Rocheleau	Lump Sum November, 2011

George Manson	Five Annual Installments beginning January, 2018

Lloyd Crasto	Lump Sum January, 2012

Mark Rohr	Lump Sum upon Retirement/Termination

John Steitz	Lump Sum upon Retirement/Termination

Luther Kissam IV	Lump Sum upon Retirement/Termination

John Nicols	Four Annual Installments beginning January, 2017

David Clary	Lump Sum upon Retirement/Termination

Mary Kay Devillier	Lump Sum upon Retirement/Termination

Scott Martin	Lump Sum upon Retirement/Termination

Ronald Zumstein	Lump Sum upon Retirement/Termination”

28.	The provisions of paragraphs 17 and 26 shall be effective as of January 1, 2005.

29.	The provisions of paragraphs 1, 5, 7, 8, 9, 10, 12, 13, 14, 15, 21 and 27 are effective January 1, 2011.

30.	The provisions of paragraphs 2, 3, 4, 6, 11, 16, 18, 19, 20, 22, 23, 24 and 25 are effective January 1, 2012.

IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed this 27th day of December, 2012.

ALBEMARLE CORPORATION

By:	/s/ Susan Kelliher